EXHIBIT 5.01
OPINION OF WILSON SONSINI GOODRICH & ROSATI
December 9, 2009
Gartner Inc.
56 Top Gallant Road
Stamford, Connecticut 06902
RE: REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We have acted as special counsel to Gartner, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. Pursuant to the Registration Statement, the Company is registering under the Act an indeterminate amount of shares of the Company’s Common Stock, $0.0005 par value per share (the “Common Stock”). The Common Stock is to be sold by certain selling stockholders (the “Selling Stockholders”) from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the Prospectus (the “Prospectus Supplements”).
     We have examined the Registration Statement and such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) that a Prospectus Supplement will be filed with the Commission describing the offering of the securities; (f) that all securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (g) that a definitive purchase, underwriting or similar agreement with respect to any securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (h) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
     We are opining herein as to the effect on the subject transactions only of the federal laws of the United States, the General Corporation Law of the State of Delaware, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.
     Based on such examination and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Stock which may be sold by the Selling Stockholders is legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation